EXHIBIT 99.1

Hooker Furniture Nearly Doubles Profitability for Fiscal 2012 Third Quarter

MARTINSVILLE, Va., Dec. 6, 2011 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $54.2 million and net income of $2.3 million, or $0.21 per share, for its fiscal 2012 third quarter which began on August 1, 2011 and ended October 30, 2011.

Compared to the same period a year ago, fiscal 2012 third quarter:

  net income increased by $1.1 million,
  earnings per share increased from $0.11 per share to $0.21 per share, and operating profitability increased by two hundred basis points to $2.7 million, or 5% of net sales, (compared to operating income of $1.7 million or 3% of net sales in the third quarter a year ago).

Compared to last year, fiscal 2012 third quarter net sales decreased $1.6 million, or 2.8%, to $54.2 million from $55.7 million in the corresponding fiscal 2011 third quarter. The sales dip was driven by softened consumer demand, lower unit volume and higher product discounting, partially offset by higher average selling prices due to the mix of products shipped.

For the first nine months of the 2012 fiscal year, which began on January 31, 2011, net sales increased $7.7 million, or 4.8%, to $168.1 million compared to $160.5 million for the same period a year ago. The Company reported higher net income for the fiscal 2012 first nine months of $4.4 million, or $0.41 per share, compared with net income of $3.4 million, or $0.32 per share, in the fiscal 2011 nine-month period.

"While we're disappointed we weren't able to post positive year-over-year sales growth for the quarter, we're pleased to have nearly doubled quarterly net income from a year ago and to have achieved the best overall profitability performance in the last seven quarters, despite the slight sales dip," said Paul B. Toms Jr., chairman and chief executive officer.

Gross profit increased $462,000 to $12.7 million, or 23.5% of net sales, in the fiscal 2012 third quarter, compared to $12.3 million, or 22.0% of net sales in the same period a year ago. Gross margin for the wood furniture division increased to 28.2% of net sales from 25.9% in last year's third quarter, primarily due to lower freight costs for imported furniture, partially offset by increased discounting due to a continued effort to reduce overstocked inventory. Gross margins for upholstered furniture were essentially flat at approximately 14.5% in both the 2012 and 2011 fiscal third quarters, primarily due to cost reduction efforts and higher average fabric upholstery selling prices implemented over the past twelve months, offset by increased raw material costs, the effect of reduced volume on overhead absorption and a casualty loss expense of $181,000 ($113,000, or $0.01 per share, after tax) related to a sprinkler malfunction at one of our warehouses during the third quarter.

"Hooker Furniture is a more efficient organization today than in the past several years, which contributed to our improved profit margins," said Toms. "We've done a good job of bringing down selling and administration expenses and other costs we can control."

Selling and administrative expenses decreased both as a percentage of sales and in absolute terms compared to both fiscal 2011 periods. For the fiscal year 2012 third quarter, selling and administrative expenses were 18.5% of net sales, or $10.0 million, as compared to 19.0% of net sales, or $10.6 million, for the same period a year ago. The decrease in spending was primarily due to:

  decreased salaries and other employee-related costs, due to realignments in our officer group;
  lower advertising supplies and sample expenses due to cost cutting measures;
  lower contributions expense, due to decreased donations of second-quality inventory;
  lower bad debts expense, due to adjustments in our accounts receivable reserves to reflect favorable collection trends; and
  lower depreciation and amortization expense, primarily due to decreased information systems spending on our legacy systems in anticipation of our current Enterprise Resource Planning (ERP) project.

These decreases in selling and administrative expenses were partially offset by higher sales commissions, higher ERP-related expenses and by a $233,000 ($145,000, or $0.01 per share, after tax) charge to write down leasehold improvements related to relocating and consolidating our showroom space at our High Point, NC showroom.

"We continue to proactively invest in our business, with two of the most notable examples being our ongoing ERP project and our investment in a new consolidated and renovated showroom which will open at the April 2012 High Point Market," said Toms. "We are now about two years into the ERP project to integrate and improve our operating systems, and expect to go live in case goods early next year with upholstery coming on line soon after. We are excited about the new showroom, which will create an exceptional presentation environment for our brands."

Operating profitability for the fiscal 2012 third quarter increased two hundred basis points compared to the fiscal 2011 third quarter. This increase primarily reflects improved gross margins and lower selling and administrative expenses. As a result, the Company realized operating income for the fiscal year 2012 third quarter of $2.7 million, or 5% of net sales, compared to operating income of $1.7 million, or 3% of net sales, in the fiscal year 2011 third quarter.

For the first nine-months of fiscal 2012, the Company's operating income increased to $5.9 million, or 3.5% of net sales, compared to operating income of $4.9 million, or 3.1% of net sales, in the first nine months of fiscal 2011.

The Company reported net income for the 2012 first nine months of $4.4 million, or $0.41 per share, compared with net income of $3.4 million, or $0.32 per share, in the fiscal 2011 nine-month period. Fiscal year 2011 first nine-month's results included a $500,000 charge ($312,000, or $0.03 per share, after tax), representing the Company's insurance deductible for a fire at one of its distribution facilities during the fiscal 2011 first quarter.

Cash, Inventory and Debt

Cash and cash equivalents increased $16.1 million to $32.7 million as of October 30, 2011 from $16.6 million on January 30, 2011, due principally to decreased inventories and accounts receivable, partially offset by increases in prepaid expenses and decreased accounts payable.

"We've continued to reduce inventories and are now close to our target range," Toms said. "As we have streamlined inventories, we've been able to maintain service levels and are over 95% in-stock on the best-selling items that drive our business."

The Company had no long-term debt at October 31, 2011. At quarter-end, it had $13.2 million available on its revolving line of credit and $15.8 million available to borrow on the cash surrender value of company-owned life insurance policies.

Business Outlook

"Although consumer demand softened noticeably beginning in April through late September, we've seen an improvement in incoming orders over the last 60 days," said Toms. "Some of our well-received products from the Spring 2011 High Point Market are now hitting retail floors and should favorably impact our sales during our fiscal fourth quarter and beyond. There are still a number of uncertainties in the economy that we believe are deflating consumer confidence such as lingering high unemployment, a volatile stock market, the depressed housing market and the government's inability to get the federal deficit under control. While we're not bullish about the overall economy in the near term, we are bullish about our opportunity to further improve profitability and our competitive position in the industry."

Announcements

On August 22, 2011, the Company announced that the Board of Directors promoted Alan Cole to President of the Corporation and Michael Delgatti to President of Hooker Upholstery. "We're very pleased to have Alan's involvement in the casegoods business and believe his focus on sales and marketing will give us more synergy between all of our operating divisions," Toms said. "Michael's promotion will better leverage his talents and expose him to more responsibility."

Dividends

At its December 6, 2011 meeting, The Company's board of directors declared a quarterly cash dividend of $0.10 per share, payable on February 24, 2012 to shareholders of record at February 10, 2012.

Conference Call Details

Hooker Furniture will present its fiscal 2012 third quarter results via teleconference and live internet web cast on Wednesday morning, December 7, 2011 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877-665-2466 and the number for international callers is 678-894-3031. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2010 shipments to U.S. retailers, Hooker Furniture Corporation is an 88-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand, and sold at moderate price points under the Envision Lifestyle Collections by Hooker Furniture brand. Youth bedroom furniture is sold under the Opus Designs by Hooker Furniture brand. Hooker's residential upholstered seating companies include Hickory, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale fabric occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.envisionfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing, (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) price competition in the furniture industry; (3) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (4) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; (5) risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (6) supply, transportation and distribution disruptions, particularly those affecting imported products, including the availability of shipping containers and cargo ships; (7) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (8) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (9) our ability to successfully implement our business plan to increase sales and improve financial performance; (10) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (11) capital requirements and costs; (12) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (13) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit; (14) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; (15) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (16) and achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations. Any forward looking statement that the Company makes speaks only as of the date of that statement, and the Company undertakes no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events, or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2011	October 31, 2010	October 30, 2011	October 31, 2010

Net sales	$ 54,180	$ 55,735	$ 168,147	$ 160,465

Cost of sales	41,443	43,460	132,214	123,965
Casualty loss	--	--		2,208
Insurance recovery	--	--	--	(1,708)
Total cost of sales	41,443	43,460	132,214	124,465

Gross profit	12,737	12,275	35,933	36,000

Selling and administrative expenses	10,031	10,610	29,986	31,060

Restructuring and asset impairment charge	--	--	--	--

Operating income	2,706	1,665	5,947	4,940

Other income, net	117	27	198	83

Income before income taxes	2,823	1,692	6,145	5,023

Income tax expense	563	522	1,716	1,601

Net income	$ 2,260	$ 1,170	$ 4,429	$ 3,422

Earnings per share:
Basic	$ 0.21	$ 0.11	$ 0.41	$ 0.32
Diluted	$ 0.21	$ 0.11	$ 0.41	$ 0.32

Weighted average shares outstanding:
Basic	10,762	10,757	10,762	10,757
Diluted	10,783	10,768	10,788	10,768

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)

	October 30, 2011	January 30, 2011
Assets
Current assets
Cash and cash equivalents	$ 32,698	$ 16,623
Accounts receivable, less allowance for doubtful
accounts of $1,752 and $2,082 on each date	26,404	27,670
Inventories	42,937	57,438
Prepaid expenses and other current assets	5,450	4,965
Total current assets	107,489	106,696
Property, plant and equipment, net	20,947	20,663
Intangible assets	3,072	3,072
Cash surrender value of life insurance policies	15,832	15,026
Other assets	4,462	4,954
Total assets	$ 151,802	$ 150,411

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 11,153	$ 11,785
Accrued salaries, wages and benefits	3,223	3,426
Other accrued expenses	1,730	1,111
Accrued dividends	1,078	1,077
Total current liabilities	17,184	17,399
Deferred compensation	6,738	6,242
Total liabilities	23,922	23,641

Shareholders' equity
Common stock, no par value, 20,000 shares authorized,
10,793 and 10,782 shares issued and outstanding on each date	17,231	17,161
Retained earnings	110,193	109,000
Accumulated other comprehensive income	456	609
Total shareholders' equity	127,880	126,770
Total liabilities and shareholders' equity	$ 151,802	$ 150,411

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirty-Nine Weeks Ended
	October 30, 2011	October 31, 2010
Cash flows from operating activities
Cash received from customers	$ 169,581	$ 156,389
Cash paid to suppliers and employees	(146,365)	(168,370)
Insurance proceeds received on casualty loss	--	1,708
Income taxes paid, net	(1,079)	(3,087)
Interest paid, net	17	(60)
Net cash provided by (used in) operating activities	22,154	(13,420)

Cash flows from investing activities
Purchase of property, plant and equipment	(2,443)	(688)
Proceeds received on notes issued for the sale of property	26	23
Proceeds from the sale of property and equipment	125	2
Premiums paid on life insurance policies	(1,112)	(1,321)
Proceeds received on life insurance policies	560	1,102
Net cash used in investing activities	(2,844)	(882)

Cash flows from financing activities
Cash dividends paid	(3,235)	(3,233)
Payments on long-term debt	--	--
Net cash used in financing activities	(3,235)	(3,233)

Net increase (decrease) in cash and cash equivalents	16,075	(17,535)
Cash and cash equivalents at beginning of period	16,623	37,995
Cash and cash equivalents at end of period	$ 32,698	$ 20,460

Reconciliation of net income to net cash provided by operating activities:
Net income	$ 4,429	$ 3,422
Depreciation and amortization	1,926	2,254
Non-cash restricted stock awards and performance grants	(70)	58
Provision for doubtful accounts	170	395
Deferred income taxes	16	(745)
Loss on disposal of property	108	9
Changes in assets and liabilities:
Accounts receivable	1,096	(2,911)
Inventories	14,501	(19,447)
Prepaid expenses and other current assets	(197)	(949)
Trade accounts payable	(632)	3,839
Accrued salaries, wages and benefits	(41)	243
Accrued income taxes	621	(253)
Other accrued expenses	(164)	(38)
Deferred compensation	391	703
Net cash provided by (used in) operating activities	$ 22,154	$ (13,420)
CONTACT: Paul B. Toms Jr.
         Chairman & Chief Executive Officer
         Phone: (276) 632-2133, or
         Paul Huckfeldt, Vice President Finance & Accounting,
         Chief Financial Officer
         Phone: (276) 632-2133, or
         Kim D. Shaver
         Vice President, Marketing Communications
         Phone: (336) 880-1230